Exhibit 99.1
NEWS RELEASE
For Immediate Release:  November 8, 2011

Central Vermont Reports 2011 Third-Quarter Earnings

▪	Year-to-date earnings of $0.5 million, or 2 cents per diluted share, $1.25 lower than 2010

➢	$13.1 million increase in operating revenues
➢	$ 6.9 million increase in service restoration costs (primarily Tropical Storm Irene)
➢	$ 5.0 million increase in exogenous cost deferrals (mostly major storms, 2011 vs. 2010)
➢	$ 8.7 million increase in transmission costs
➢	$ 4.9 million increase in equity in earnings of affiliates
➢	$26.6 million in merger-related costs (includes $19.5 million Fortis termination fee)

▪	Third-quarter loss of $8.6 million, or 65 cents per diluted share, $1.44 lower than 2010

➢	$ 2.7 million increase in operating revenues
➢	$ 9.5 million increase in service restoration costs (primarily Tropical Storm Irene)
➢	$ 5.0 million increase in exogenous cost deferrals (mostly major storms, 2011 vs. 2010)
➢	$ 6.1 million increase in transmission costs
➢	$ 1.5 million increase in equity in earnings of affiliates
➢	$23.4 million in merger-related costs (includes $19.5 million Fortis termination fee)

▪	Due to pending merger, earnings guidance is discontinued

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated earnings of $0.5 million, or 2 cents per diluted share of common stock, for the first nine months of 2011 compared to $15.6 million, or $1.27 per diluted share of common stock, for the same period in 2010.  The third-quarter results were a loss of $8.6 million or 65 cents per common share, $1.44 lower than in 2010.

The reduced earnings of $15.1 million for the nine months of 2011, compared to 2010 were primarily due to costs associated with the company’s pending sale to a subsidiary of Gaz Métro Limited Partnership, Northern New England Energy Corporation, which included a $19.5 million termination payment to Fortis Inc.  Other factors were increases in operating expenses, including service restoration costs, partially offset by related deferrals as allowed by our alternative regulation plan.

“While the earnings were negatively affected in the short term by storm costs and costs related to the sale of the company, we continue to operate efficiently,” CVPS President and CEO Larry Reilly said.  “Under the sale agreement with Gaz Métro, we expect to continue to pay our normal quarterly dividend of 23 cents per share until closing.

“In the meantime, we are focused on providing customers with top-notch service and working with Gaz Métro and Green Mountain Power to plan and implement a smooth transition process,” Reilly said.  “Teams that include employees from CVPS and GMP are diligently working together to examine both companies’ work processes and best practices so we can take the best of both companies and build one even better company to serve our collective customers going forward.”

Year-to-Date 2011 results compared to 2010
Operating revenues increased $13.1 million, including a $16.1 million increase in retail revenues, a $2.5 million increase in the provision for rate refund, partially offset by a $4.2 million decrease in resale revenue, and a $1.3 million decrease in other operating revenues.

The increase in retail revenues primarily resulted from a 7.46 percent base rate increase, effective January 1, 2011, higher customer usage due to colder winter and spring weather in 2011, and the acquisition of Vermont Marble on September 1, 2011, including Omya Industries, Inc., our largest industrial customer.  The provision for rate refund is the net impact in the period of collections and refunds of amounts previously deferred, as required by the power cost adjustment component of our alternative regulation plan.  Resale revenues decreased due to lower contract prices associated with the sale of our excess energy, and lower volume available for resale due to higher retail load.  Other operating revenues decreased primarily due to less mutual aid provided to other utilities in 2011.

Purchased power expense decreased $1 million, comprised of a decrease of $7.4 million from lower capacity costs and lower volumes from ISO-NE, a decrease of $2.6 million from market purchases related to 2010 refueling outages, and a $0.9 million decrease from lower output from Hydro-Québec, partially offset by an increase of $7.3 million due to higher output at the Vermont Yankee plant in 2011 and higher related capacity costs, an increase of $1.9 million due to higher output and market rates from independent power producers, and $0.7 million of nuclear outage deferrals in 2010.

Other operating expenses increased $15.8 million.  This included a $6.9 million increase in service restoration costs, related to Tropical Storm Irene in August 2011, partially offset by the cost of a major storm in February 2010.  Also included was an increase of $8.7 million in transmission expenses driven by higher rates from ISO-NE, higher Vermont Transmission Agreement billings, net of higher NEPOOL Open Access Transmission Tariff reimbursements, a $2.4 million increase in regulatory amortizations, a $0.9 million increase in depreciation expense due to an increase in utility plant assets, including the acquisition of Vermont Marble, and various other items.  These increases were partially offset by a $5 million net increase in regulatory deferrals, including $8.6 million of 2011 exogenous cost deferrals mostly related to Tropical Storm Irene, partially offset by $3.6 million of 2010 exogenous cost deferrals related to major storms and tax law changes.  We also had a $1.3 million decrease in operating income tax expense as a result of a lower level of earnings.

Equity in earnings of affiliates increased $4.9 million due to the return on the $34.9 million investment that we made in Transco in December 2010.

Other, net decreased $26.6 million primarily due to a $19.5 million termination payment to Fortis Inc., $6.6 million of other merger-related costs, and $0.4 million of lower income from variable life insurance policies.

Third quarter 2011 results compared to 2010
Third quarter operating revenues increased $2.7 million for many of the same reasons cited above.

Purchased power expense decreased $3.2 million for many of the same reasons cited above.

Other operating expenses increased $12.8 million for the same reasons described above.

Equity in earnings of affiliates increased $1.5 million for the same reason cited above.

Other, net decreased $24 million for the same reasons cited above.

2010 Common Stock Issuance
Earnings per share for 2011 reflect the impact of shares issued under our continuous offering equity program. From April to December 2010, CV sold an aggregate of 1,498,745 shares in open market trading and direct placements under this program for aggregate gross proceeds of approximately $30.6 million.  The net proceeds of the offering were used for general corporate purposes.  No equity issues are anticipated in 2011.

2011 Earnings Guidance
Due to the pending merger, the Company has discontinued earnings guidance.

Webcast
CV will host an earnings teleconference and webcast on November 9, 2011, beginning at 2 p.m. Eastern Time.  At that time, CV President and CEO Larry Reilly and Chief Financial Officer Pamela Keefe will discuss the company’s financial results and recent developments in the company’s planned sale and merger.

Interested parties may listen to the conference call live on the Internet by selecting the "CVPS 2011 3rd Quarter Earnings Conference Call" link on the "Investor Relations" section of the company’s website at www.cvps.com. An audio archive of the call will be available later that day at the same location or by dialing 1-877-660-6853 within the U.S. or internationally by dialing 1-201-612-7415 and entering Account 286 and Conference ID 380592.

About CV
CV is Vermont’s largest electric utility, serving more than 160,000 customers statewide.  CV’s non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Form 10-Q
On Tuesday, November 8, 2011, the company filed its quarterly Form 10-Q with the Securities and Exchange Commission.  A copy of that report is available on our web site, www.cvps.com, under the "Investor Relations" section. Please refer to it for additional information regarding our condensed consolidated financial statements, results of operations, capital resources and liquidity.

Reconciliation of Earnings (Losses) Per Diluted Share
	First Nine Months	Third Quarter
	2011 vs. 2010	2011 vs. 2010
2010 Earnings per diluted share	$1.27	$0.79

Major Statement of Operations Variances:
Higher operating revenue - retail sales volume	0.06	0.02
Merger-related fees	(1.17)	(1.03)
2010 Exogenous cost deferral, net of costs incurred (major storm in February 2010)	0.00	(0.16)
Variable life insurance	(0.03)	(0.06)
Other (includes impact of additional common shares, income tax adjustments, and various items)	(0.11)	(0.21)
2011 Earnings (losses) per diluted share	$0.02	$(0.65)

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, volatility in the financial markets, and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com

Central Vermont Public Service Corporation - Consolidated
Earnings Release
(dollars in thousands, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Condensed Income statement	2011	2010	2011	2010
Operating revenues:
Retail sales	$78,643	$73,766	$233,539	$217,413
Resale sales	4,973	8,299	22,412	26,622
Provision for rate refund	1,318	18	4,876	2,344
Other	3,117	3,309	8,577	9,957
Total operating revenues	88,051	85,392	269,404	256,336

Operating expenses:
Purchased power - affiliates and other	37,863	41,109	118,993	120,038
Other operating expenses	44,001	31,247	133,693	117,857
Income tax expense	1,762	4,407	4,138	5,454
Total operating expense	83,626	76,763	256,824	243,349
Utility operating income	4,425	8,629	12,580	12,987

Other (loss) income:
Equity in earnings of affiliates	6,821	5,347	20,749	15,857
Other, net	(23,484)	491	(26,298)	334
Income tax benefit (expense)	7,140	(1,631)	3,616	(4,934)
Total other (loss) income	(9,523)	4,207	(1,933)	11,257

Interest expense	3,548	2,846	10,132	8,607
Net (loss) income	(8,646)	9,990	515	15,637
Dividends declared on preferred stock	92	92	276	276
(Loss) earnings available for common stock	$(8,738)	$9,898	$239	$15,361

Per common share data
(Loss) earnings per share of common stock - basic	$(0.65)	$0.79	$0.02	$1.27
(Loss) earnings per share of common stock - diluted	$(0.65)	$0.79	$0.02	$1.27

Average shares of common stock outstanding - basic	13,425,986	12,516,488	13,393,293	12,109,796
Average shares of common stock outstanding - diluted	13,425,986	12,545,987	13,482,376	12,140,191

Dividends declared per share of common stock	$0.23	$0.23	$0.92	$0.92
Dividends paid per share of common stock	$0.23	$0.23	$0.69	$0.69

Supplemental financial statement data
Balance sheet
Investments in affiliates			$178,343	$134,802
Total assets			$751,786	$646,297
Common stock equity			$262,409	$253,966
Long-term debt (excluding current portions)			$232,281	$158,300
Cash Flows
Cash and cash equivalents at beginning of period			$2,676	$2,069
Cash provided by operating activities			41,721	38,042
Cash used for investing activities			(43,738)	(21,623)
Cash provided by (used for) financing activities			1,051	(14,543)
Cash and cash equivalents at end of period			$1,710	$3,945
Refer to our 2011 Form 10-Q for additional information